EXHIBIT 5(B)

                         WORSHAM FORSYTHE WOOLDRIDGE LLP
                          1601 BRYAN STREET, 30TH FLOOR
                               DALLAS, TEXAS 75201

                                  May 31, 2001


TXU Corp.
1601 Bryan Street
Dallas, Texas 75201

Ladies and Gentlemen:

     Referring to the Registration Statement on Form S-8 to be filed by TXU Corp. ("Company") on or about the date hereof with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended, for the registration of (i) up to 5,000,000 shares of common stock, without par value ("Stock") and the attached Preference Stock Purchase Rights (the "Rights"), to be offered from time to time by the Company in connection with the TXU Thrift Plan (the "Plan") and (ii) an indeterminate amount of interests in the Plan, we are of the opinion that:

     1. The Company is a corporation validly organized and existing under the laws of the State of Texas.

     2. All requisite action necessary to make any shares of authorized but unissued Stock validly issued, fully paid and non-assessable and to make valid the interests in the Plan will have been taken when any shares of authorized but unissued Stock shall have been issued and delivered in accordance with the Plan.

     3. The Rights, when issued as contemplated by the Registration Statement, will be validly issued.

     We hereby consent to the use of our name in the aforementioned Registration Statement and to the use of this opinion as an exhibit thereto.

                                             Very truly yours,

                                             WORSHAM FORSYTHE WOOLDRIDGE LLP


                                             By:  /s/ T. A. Mack
                                                -------------------------------
                                                                      A Partner